For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
Jim Giannakouros, CFA
Vice President, Investor Relations
(847) 313-9506

IDEX REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Fourth Quarter Highlights
(All comparisons are against the fourth quarter of 2024 unless otherwise noted)

•Record sales of $899 million increased 4% on a reported basis and 1% organically
•Reported diluted EPS of $1.71 increased 6% and adjusted diluted EPS of $2.10 increased 3%
•Record orders of $979 million increased 20% on a reported basis and 16% organically, driven mostly by strength in HST
•Utilized $73 million for share repurchases

Full Year Highlights
(All comparisons are against full year 2024 unless otherwise noted)

•Record sales of $3.5 billion increased 6% on a reported basis and 1% organically
•Reported diluted EPS of $6.41 decreased 3% and adjusted diluted EPS of $7.95 increased 1%
•Operating cash flow of $680 million increased 2% and was 141% of net income, up from 132%
•Free cash flow of $617 million increased 2% and yielded conversion of 103%, up from 101%
•Utilized $248 million for share repurchases

NORTHBROOK, IL, FEBRUARY 4, 2026 - IDEX Corporation (NYSE: IEX) today announced its financial results for the quarter and year ended December 31, 2025.

“Our teams around the world executed well to close out 2025, and I was encouraged to see our platform growth strategies deliver visible results,” said Eric D. Ashleman, IDEX Corporation Chief Executive Officer and President.

“Order growth in our HST segment built momentum in the fourth quarter from increasing demand for AI-related projects, including data center power solutions and semiconductor applications. Businesses in our FMT and FSDP segments are aggressively managing all the factors in their control in a challenging demand environment.

We remain committed to executing our strategy of building focused growth platforms that leverage differentiated capabilities to solve our customers’ most complex problems. We focus investment choices and resource allocation across every aspect of our business using an 8020 mindset to drive platform growth and margin expansion.

I am extremely proud of how our teams are executing across our portfolio of market-leading businesses and am confident that we are set up to deliver strong performance across the cycle.”

2026 Outlook(1)

•Full year organic sales projected to increase 1% to 2% over the prior year
•Full year adjusted diluted EPS of $8.15 to $8.35
•First quarter 2026 organic sales projected to increase approximately 1% from the prior year period
•First quarter 2026 adjusted diluted EPS of $1.73 to $1.78

(1) The Company does not reconcile its forward-looking non-GAAP measures to the most directly comparable U.S. GAAP financial measure because the timing and magnitude of certain items, including future foreign exchange impacts, acquisitions, divestitures, restructuring costs, impairments, tax impacts, and other special items, cannot be reasonably estimated at this time without unreasonable effort. The unavailable information could have a significant impact on GAAP results.

Consolidated Results

	For the Quarter Ended December 31,			For the Year Ended December 31,
(Dollars in millions, except per share amounts)	2025	2024	Increase (Decrease)	2025	2024	Increase (Decrease)
U.S. GAAP Results
Orders	$979.2	$816.8	$162.4	$3,561.2	$3,190.9	$370.3
Change in reported orders			20%			12%
Net sales	899.1	862.9	36.2	3,457.5	3,268.8	188.7
Change in reported net sales			4%			6%
Gross profit	387.1	367.1	20.0	1,538.8	1,445.2	93.6
Gross margin	43.1%	42.5%	60 bps	44.5%	44.2%	30 bps
Net income attributable to IDEX	128.3	123.2	5.1	483.2	505.0	(21.8)
Net income margin	14.3%	14.3%	0 bps	14.0%	15.4%	(140) bps
Diluted EPS attributable to IDEX	1.71	1.62	0.09	6.41	6.64	(0.23)
Cash flows from operating activities	209.5	172.6	36.9	680.4	668.1	12.3
Operating cash flow as a percent of net income	163%	140%	NM	141%	132%	NM
Non-GAAP Results
Change in organic orders*			16%			6%
Change in organic sales*			1%			1%
Adjusted gross profit*	387.1	372.1	15.0	1,539.4	1,454.8	84.6
Adjusted gross margin*	43.1%	43.1%	0 bps	44.5%	44.5%	0 bps
Adjusted net income attributable to IDEX*	157.2	155.1	2.1	599.5	598.5	1.0
Adjusted EBITDA*	240.9	227.5	13.4	925.9	874.3	51.6
Adjusted EBITDA margin*	26.8%	26.4%	40 bps	26.8%	26.7%	10 bps
Adjusted diluted EPS attributable to IDEX*	2.10	2.04	0.06	7.95	7.89	0.06
Free cash flow*	189.8	157.1	32.7	616.8	603.0	13.8
Free cash flow conversion*	121%	101%	NM	103%	101%	NM
NM – Not Meaningful
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable U.S. GAAP financial measures in the reconciliation tables at the end of this release.

Fourth Quarter
•Net sales increased as a result of contributions from acquisitions and organic sales together with favorable impacts from foreign currency. Organic sales increased due to positive price across our businesses, which was partially offset by lower volumes in our Fire & Safety/Diversified Products (“FSDP”) and Fluid & Metering Technologies (“FMT”) segments.

•Gross margin increased primarily due to operational productivity improvements, lower fair value inventory step-up charges and price/cost, partially offset by unfavorable mix and volume deleverage. Operational productivity improvements includes platform optimization savings resulting from restructuring actions and other cost containment actions during 2025, which offset increases in other employee-related costs. Adjusted gross margin was flat as it excludes the benefit of lower fair value inventory step-up charges.
•Both Diluted EPS and Adjusted diluted EPS increased, largely attributable to the improved operational results discussed above. These improvements were partially tempered by a higher effective tax rate as a result of legislation enacted in 2025, which lowered tax benefits from certain foreign sourced income and increased state income taxes. Additionally, the mix of earnings in higher tax rate jurisdictions increased taxes and discrete tax items were less favorable than in the prior year period.
•Cash flows from operations and free cash flow increased as higher operating results and lower cash tax payments were offset by timing of shipments and payments.

Full Year
•Net sales increased as a result of contributions from the acquisition of Mott Corporation as well as from organic sales and favorable foreign currency. Organic sales increased primarily driven by positive price across all segments. Lower volumes in our FMT and FSDP segments were only partly mitigated by higher volumes in our Health & Science Technologies (“HST”) segment.
•Gross margin increased due to operational productivity improvements, price/cost and lower fair value inventory step-up charges, partially offset by unfavorable mix and volume deleverage. Operational productivity improvements includes platform optimization savings resulting from restructuring actions and other cost containment actions during 2025, which largely offset increases in other employee-related costs. Adjusted gross margin was flat as it excludes the benefit of lower fair value inventory step-up charges.
•Diluted EPS decreased, reflecting higher operating results, which were more than offset by higher depreciation, amortization, restructuring costs, interest expense and taxes. The effective tax rate increased as a result of legislation enacted in 2025, which lowered tax benefits from certain foreign sourced income and increased state income taxes. Additionally, the mix of earnings in higher tax rate jurisdictions increased taxes and discrete tax items were less favorable than in the prior year period. Adjusted diluted EPS, which does not include the impacts of amortization expense or restructuring costs, increased over the prior year.
•Cash flows from operations and free cash flow both increased, reflecting higher operating results, lower cash tax payments and timing of customer deposits and project deliveries impacting the prior year period. The increases were partly offset by higher investments in operating working capital driven by higher inventory purchases early in the year to support planned production and timing of shipments, higher interest payments and higher severance payments made in conjunction with organizational changes during 2025. Free cash flow also benefited from slightly lower capital spending in 2025 compared to the prior year.

Segment Highlights

	For the Quarter Ended December 31, (1)
(Dollars in millions)	2025	2024	Increase (Decrease)
Health & Science Technologies
Net sales	$407.7	$373.2	$34.5
Change in reported net sales			9%
Change in organic sales*			5%
Adjusted EBITDA(2)	110.0	98.6	11.4
Adjusted EBITDA margin	27.0%	26.4%	60 bps
Fluid & Metering Technologies
Net sales	$305.5	$299.3	$6.2
Change in reported net sales			2%
Change in organic sales*			1%
Adjusted EBITDA(2)	96.0	94.7	1.3
Adjusted EBITDA margin	31.4%	31.6%	(20) bps
Fire & Safety/Diversified Products
Net sales	$187.6	$192.9	$(5.3)
Change in reported net sales			(3%)
Change in organic sales*			(5%)
Adjusted EBITDA(2)	53.6	54.3	(0.7)
Adjusted EBITDA margin	28.6%	28.1%	50 bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable U.S. GAAP financial measures in the reconciliation tables at the end of this release.

(1) Three month data includes the results of the acquisition of Micro-LAM, Inc. ("Micro-LAM") (July 2025) in the HST segment.
(2) Segment Adjusted EBITDA excludes unallocated corporate costs which are included in Corporate and other.

Health & Science Technologies Segment
•Net sales for the fourth quarter 2025 increased 9%. Organic sales increased 5% due to positive price across the segment. Volumes were positively impacted by increases in our data center, semiconductor consumables and space and defense businesses and 8020-driven commercial initiatives. These increases were offset by lower volumes in our life sciences and industrial businesses. Volumes were also unfavorably impacted by timing of projects.
•Adjusted EBITDA margin for the fourth quarter 2025 increased primarily due to favorable price/cost and net productivity improvements, including platform optimization savings and cost containment, partially offset by unfavorable mix, higher variable compensation and acquisitions.

Fluid & Metering Technologies Segment
•Net sales for the fourth quarter 2025 increased 2%. Organic sales increased 1% primarily driven by positive price and higher volumes in our municipal water businesses, partially offset by lower volumes in our semiconductor, chemical, energy and industrial businesses.
•Adjusted EBITDA margin for the fourth quarter 2025 decreased primarily due to volume deleverage and unfavorable mix, partially offset by positive price/cost. Operational productivity improvements, platform optimization savings and cost containment offset other higher employee-related costs.

Fire & Safety/Diversified Products Segment
•Net sales for the fourth quarter 2025 decreased 3%. Organic sales decreased 5% driven by lower volumes within our Fire and Safety and Dispensing businesses, partially offset by positive price across the segment and higher volumes within our BAND-IT business.
•Adjusted EBITDA margin for the fourth quarter 2025 increased due to net productivity improvements, including platform optimization savings and cost containment, favorable mix and lower variable compensation, partially offset by volume deleverage.

Corporate Costs
Corporate costs included in consolidated Adjusted EBITDA were $18.7 million during the fourth quarter 2025, and were relatively flat compared to corporate costs of $20.1 million during the prior year period.

Other Fourth Quarter Items
•Repurchased 0.4 million shares at a cost of $75.0 million.
•Net repayments of $82.1 million in the fourth quarter, leaving $228.8 million outstanding under our revolving credit facility.

Conference Call
IDEX will host its fourth quarter earnings conference call on Wednesday, February 4, 2026 at 8:00 a.m. CT. The call will be an audio webcast and accessible on the Company's Investor Relations site at https://investors.idexcorp.com. Associated earnings presentation materials will be available on the Company's website prior to the call.

Interested parties can access the conference by dialing 888.596.4144 and using confirmation code #2518354. Please connect five minutes prior to the start of the conference call.

A replay of the earnings call and associated earnings presentation materials will be available on the Company’s website after the call.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s first quarter 2026 and full year 2026 outlook including expected organic sales and expected adjusted earnings per share and the assumptions underlying these expectations, capital return strategy, anticipated future acquisition behavior and the anticipated benefits and performance of the Company’s recent or future acquisitions, resource and capital deployment and focus and organic and inorganic growth, the Company’s ability to adapt to macroeconomic challenges, anticipated impacts of tariffs and global trade policies and changes in law, anticipated trends in end markets, including expectations regarding future order volumes and order patterns, anticipated growth initiatives and expansions and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “likely to be,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release.

The risks and uncertainties include, but are not limited to, the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries; the impact of severe weather events, natural disasters and public health threats; economic and political consequences resulting from terrorist attacks, wars and global conflicts; the Company’s ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; cybersecurity incidents; the continued growth of artificial intelligence (“AI”) and any related changes to demand in AI-driven markets served by the Company’s customers; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in countries in which the Company operates; developments with respect to trade policy and existing, new or increased tariffs or other similar measures; changes to applicable laws and regulations, including tax laws; interest rates; capacity utilization and the effect this has on costs; labor markets; supply chain conditions; market conditions and material costs; risks related to environmental, social and corporate governance issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company’s subsequent quarterly reports filed with the United States Securities and Exchange Commission (“SEC”) and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation (NYSE: IEX), a global engineered products company, is comprised of three primary business segments – Health & Science Technologies, Fluid & Metering Technologies, and Fire & Safety/Diversified Products. Thousands of IDEX employees around the world design and manufacture highly engineered components and applied solutions that are vital to the advances of modern life and help IDEX live its purpose – Trusted Solutions, Improving Lives™. From satellite communications to water systems, from medical diagnostic components to emergency rescue tools and more, we collaborate with customers in the most critical industries to develop solutions that make the world better today and into the future. Founded in 1988, IDEX now includes more than 50 dynamic businesses around the world and manufacturing operations in more than 20 countries.

For further information on IDEX Corporation and its business units, visit the Company’s website at www.idexcorp.com.
(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net sales	$899.1	$862.9	$3,457.5	$3,268.8
Cost of sales	512.0	495.8	1,918.7	1,823.6
Gross profit	387.1	367.1	1,538.8	1,445.2
Selling, general and administrative expenses	201.1	197.9	818.8	758.7
Restructuring expenses and asset impairments	2.4	3.9	20.7	9.3
Operating income	183.6	165.3	699.3	677.2
Gain on sale of business	—	—	—	(4.0)
Other (income) expense - net	(0.3)	(2.6)	2.3	(2.6)
Interest expense - net	16.2	16.7	64.4	44.5
Income before income taxes	167.7	151.2	632.6	639.3
Provision for income taxes	39.4	28.0	150.1	134.7
Net income	128.3	123.2	482.5	504.6
Net loss attributable to noncontrolling interest	—	—	0.7	0.4
Net income attributable to IDEX	$128.3	$123.2	$483.2	$505.0

Earnings per Common Share:
Basic earnings per common share attributable to IDEX	$1.72	$1.62	$6.41	$6.66
Diluted earnings per common share attributable to IDEX	$1.71	$1.62	$6.41	$6.64

Share Data:
Basic weighted average common shares outstanding	74.8	75.8	75.3	75.7
Diluted weighted average common shares outstanding	74.8	75.9	75.3	75.9

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$580.0	$620.8
Receivables – net	521.7	465.9
Inventories – net	479.4	429.7
Other current assets	62.1	76.3
Total current assets	1,643.2	1,592.7
Property, plant and equipment – net	468.0	460.4
Goodwill	3,414.5	3,251.7
Intangible assets – net	1,247.4	1,284.8
Other noncurrent assets	153.9	155.7
Total assets	$6,927.0	$6,745.3

Liabilities and equity
Current liabilities
Trade accounts payable	$224.7	$197.8
Accrued expenses	297.0	278.7
Current portion of long-term borrowings	0.7	100.7
Dividends payable	53.0	52.5
Total current liabilities	575.4	629.7
Long-term borrowings – net	1,820.1	1,859.5
Deferred income taxes	303.0	267.2
Other noncurrent liabilities	202.3	194.8
Total liabilities	2,900.8	2,951.2
Shareholders' equity
Preferred stock	—	—
Common stock	0.9	0.9
Treasury stock	(1,423.2)	(1,170.3)
Additional paid-in capital	892.1	864.8
Retained earnings	4,500.1	4,230.2
Accumulated other comprehensive income (loss)	57.6	(130.9)
Total shareholders' equity	4,027.5	3,794.7
Noncontrolling interest	(1.3)	(0.6)
Total equity	4,026.2	3,794.1
Total liabilities and equity	$6,927.0	$6,745.3

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	For the Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net income	$482.5	$504.6
Adjustments to reconcile net income to net cash flows provided by operating activities:
Gain on sale of business	—	(4.0)
Asset impairments	0.7	0.1
Depreciation	75.8	68.5
Amortization of intangible assets	130.7	107.1
Share-based compensation expense	27.3	25.8
Deferred income taxes	12.8	(19.4)
Changes in (net of the effect from acquisitions/divestitures and foreign currency translation):
Receivables – net	(41.2)	(16.9)
Inventories – net	(34.2)	17.6
Other current assets	1.6	(0.1)
Trade accounts payable	15.2	8.9
Deferred revenue	2.7	(17.9)
Accrued expenses	1.8	(8.6)
Other – net	4.7	2.4
Net cash flows provided by operating activities	680.4	668.1
Cash flows from investing activities
Capital expenditures	(63.6)	(65.1)
Acquisition of businesses, net of cash acquired	(76.2)	(984.5)
Proceeds from sale of business, net of cash remitted	—	45.1
Proceeds from sale of marketable securities	—	4.5
Other – net	2.2	(6.5)
Net cash flows used in investing activities	(137.6)	(1,006.5)
Cash flows from financing activities
Borrowings under revolving credit facilities	252.0	279.3
Proceeds from issuance of long-term borrowings	—	496.7
Payments under revolving credit facilities	(322.9)	(69.1)
Payment of long-term borrowings	(100.0)	(50.0)
Cash dividends paid to shareholders	(212.6)	(205.3)
(Payments) proceeds from share issuances, net of shares withheld for taxes	(0.5)	16.7
Repurchases of common stock	(247.8)	—
Other – net	(0.8)	(2.4)
Net cash flows (used in) provided by financing activities	(632.6)	465.9
Effect of exchange rate changes on cash and cash equivalents	36.8	(22.9)
Net (decrease) increase in cash and cash equivalents and restricted cash	(53.0)	104.6
Cash and cash equivalents and restricted cash at beginning of year(1)	638.9	534.3
Cash and cash equivalents and restricted cash at end of period(1)	$585.9	$638.9

(1) Includes $5.9 million of restricted cash at December 31, 2025 and $18.1 million at December 31, 2024. At December 31, 2025, $3.0 million of the restricted cash has been included in Other current assets and $2.9 million has been included in Other noncurrent assets in the Condensed Consolidated Balance Sheets. At December 31, 2024, $18.1 million was included in Other current assets in the Condensed Consolidated Balance Sheets. There was no restricted cash as of December 31, 2023.

IDEX CORPORATION
Company and Segment Financial Information
(in millions)
(unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net sales
Health & Science Technologies	$407.7	$373.2	$1,495.5	$1,298.1
Fluid & Metering Technologies	305.5	299.3	1,224.0	1,233.2
Fire & Safety/Diversified Products	187.6	192.9	745.3	744.3
Eliminations	(1.7)	(2.5)	(7.3)	(6.8)
Total IDEX	$899.1	$862.9	$3,457.5	$3,268.8
Depreciation
Health & Science Technologies	$12.4	$11.7	$47.9	$41.2
Fluid & Metering Technologies	4.4	4.4	17.9	17.3
Fire & Safety/Diversified Products	2.3	2.3	9.2	9.0
Corporate Office	0.2	0.2	0.8	1.0
Total IDEX	$19.3	$18.6	$75.8	$68.5
Amortization of intangible assets
Health & Science Technologies	$27.5	$25.1	$103.7	$79.7
Fluid & Metering Technologies	5.4	5.4	21.6	21.1
Fire & Safety/Diversified Products	1.3	1.6	5.4	6.3
Total IDEX	$34.2	$32.1	$130.7	$107.1
Restructuring expenses and asset impairments
Health & Science Technologies	$0.4	$2.6	$12.5	$5.9
Fluid & Metering Technologies	0.7	0.8	5.0	2.4
Fire & Safety/Diversified Products	0.8	0.3	2.4	0.5
Corporate Office	0.5	0.2	0.8	0.5
Total IDEX	$2.4	$3.9	$20.7	$9.3

Non-GAAP Measures of Financial Performance
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company supplements certain U.S. GAAP financial performance metrics with non-GAAP financial performance metrics. Management believes these non-GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, as identified in the reconciliations below. Reconciliations of non-GAAP financial performance metrics to their most directly comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. Due to rounding, numbers presented throughout this and other documents may not add up or recalculate precisely.

All table footnotes can be found at the end of this Non-GAAP Measures section. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•Organic orders and organic sales are calculated as orders and Net sales excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture and excluding the impact of foreign currency translation.
•Adjusted gross profit is calculated as Gross profit plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as Adjusted gross profit divided by Net sales.
•Adjusted net income attributable to IDEX is calculated as Net income attributable to IDEX plus fair value inventory step-up charges, plus Restructuring expenses and asset impairments, less Gain on sale of business, plus Loss on sale of assets, plus acquisition-related intangible asset amortization, all net of the statutory tax expense or benefit.
•Adjusted diluted EPS attributable to IDEX is calculated as adjusted net income attributable to IDEX divided by the diluted weighted average shares outstanding.
•Consolidated Adjusted EBITDA is calculated as consolidated earnings before interest expense - net, income taxes, depreciation and amortization, or consolidated EBITDA, less Gain on sale of business, plus fair value inventory step-up charges, plus Restructuring expenses and asset impairments, plus Loss on sale of assets.
•Consolidated Adjusted EBITDA margin is calculated as Consolidated Adjusted EBITDA divided by Net sales.
•Free cash flow is calculated as cash flows from operating activities less capital expenditures. Free cash flow conversion is calculated as free cash flow divided by adjusted net income attributable to IDEX.

Table 1: Reconciliations of the Change in Net Sales to Organic Sales

	HST	FMT	FSDP	IDEX
	For the Quarter Ended December 31, 2025
Change in net sales	9%	2%	(3%)	4%
Less:
Net impact from acquisitions/divestitures(1)	2%	—%	—%	1%
Impact from foreign currency(2)	2%	1%	2%	2%
Change in organic sales	5%	1%	(5%)	1%

	For the Year Ended December 31, 2025
Change in net sales	15%	(1%)	—%	6%
Less:
Net impact from acquisitions/divestitures(1)	10%	(2%)	—%	4%
Impact from foreign currency(2)	1%	1%	1%	1%
Change in organic sales	4%	—%	(1%)	1%

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Gross Margin (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Gross profit	$387.1	$367.1	$1,538.8	$1,445.2
Fair value inventory step-up charges	—	5.0	0.6	9.6
Adjusted gross profit	$387.1	$372.1	$1,539.4	$1,454.8

Net sales	$899.1	$862.9	$3,457.5	$3,268.8

Gross margin	43.1%	42.5%	44.5%	44.2%
Adjusted gross margin	43.1%	43.1%	44.5%	44.5%

Table 3: Reconciliations of Reported-to-Adjusted Net Income Attributable to IDEX and Diluted EPS Attributable to IDEX (in millions, except per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Reported net income attributable to IDEX	$128.3	$123.2	$483.2	$505.0
Fair value inventory step-up charges	—	5.0	0.6	9.6
Tax impact on fair value inventory step-up charges	—	(1.0)	(0.1)	(2.0)
Restructuring expenses and asset impairments(3)	2.4	3.9	20.4	9.3
Tax impact on restructuring expenses and asset impairments	(0.7)	(0.9)	(5.1)	(2.2)
Gain on sale of business	—	—	—	(4.0)
Tax impact on gain on sale of business	—	—	—	—
Loss on sale of assets	1.1	—	1.1	—
Tax impact on loss on sale of assets(4)	0.5	—	0.5	—
Acquisition-related intangible asset amortization	34.2	32.1	130.7	107.1
Tax impact on acquisition-related intangible asset amortization	(8.6)	(7.2)	(31.8)	(24.3)
Adjusted net income attributable to IDEX	$157.2	$155.1	$599.5	$598.5

Reported diluted EPS attributable to IDEX	$1.71	$1.62	$6.41	$6.64
Fair value inventory step-up charges	—	0.07	0.01	0.13
Tax impact on fair value inventory step-up charges	—	(0.01)	—	(0.02)
Restructuring expenses and asset impairments(3)	0.03	0.05	0.27	0.12
Tax impact on restructuring expenses and asset impairments	(0.01)	(0.01)	(0.07)	(0.03)
Gain on sale of business	—	—	—	(0.05)
Tax impact on gain on sale of business	—	—	—	—
Loss on sale of assets	0.02	—	0.02	—
Tax impact on loss on sale of assets(4)	0.01	—	0.01	—
Acquisition-related intangible asset amortization	0.46	0.42	1.72	1.41
Tax impact on acquisition-related intangible asset amortization	(0.12)	(0.10)	(0.42)	(0.31)
Adjusted diluted EPS attributable to IDEX	$2.10	$2.04	$7.95	$7.89

Diluted weighted average shares outstanding	74.8	75.9	75.3	75.9

Table 4: Reconciliations of Net Income to Adjusted EBITDA (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Reported net income	$128.3	$123.2	$482.5	$504.6
Provision for income taxes	39.4	28.0	150.1	134.7
Interest expense - net	16.2	16.7	64.4	44.5
Gain on sale of business	—	—	—	(4.0)
Depreciation	19.3	18.6	75.8	68.5
Amortization	34.2	32.1	130.7	107.1
Fair value inventory step-up charges	—	5.0	0.6	9.6
Restructuring expenses and asset impairments	2.4	3.9	20.7	9.3
Loss on sale of assets	1.1	—	1.1	—
Adjusted EBITDA	$240.9	$227.5	$925.9	$874.3

Adjusted EBITDA Components:
HST	$110.0	$98.6	$397.8	$346.8
FMT	96.0	94.7	406.8	406.3
FSDP	53.6	54.3	213.5	214.2
Corporate and other	(18.7)	(20.1)	(92.2)	(93.0)
Total Adjusted EBITDA	$240.9	$227.5	$925.9	$874.3

Net sales	$899.1	$862.9	$3,457.5	$3,268.8

Net income margin	14.3%	14.3%	14.0%	15.4%
Adjusted EBITDA margin	26.8%	26.4%	26.8%	26.7%

Table 5: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities	$209.5	$172.6	$680.4	$668.1
Less: Capital expenditures	19.7	15.5	63.6	65.1
Free cash flow	$189.8	$157.1	$616.8	$603.0

Reported net income attributable to IDEX	$128.3	$123.2	$483.2	$505.0
Adjusted net income attributable to IDEX	157.2	155.1	599.5	598.5

Operating cash flow as a percent of net income	163%	140%	141%	132%
Free cash flow conversion	121%	101%	103%	101%

(1) Represents the sales from acquired or divested businesses during the first 12 months of ownership or prior to divestiture.

(2) The portion of sales attributable to foreign currency translation is calculated as the difference between (a) the period-to-period change in organic sales, and (b) the period-to-period change in organic sales after applying prior period foreign exchange rates to the current year period.

(3) This adjustment represents the amount of Restructuring expenses and asset impairments attributable to IDEX. Restructuring expenses and asset impairments of $20.7 million on the Condensed Consolidated Statements of Income during the year ended December 31, 2025 included charges of $0.6 million recognized by the Company’s joint venture, $0.3 million of which was attributable to noncontrolling interest.

(4) The loss on sale of assets generated tax expense due to the characterization of the underlying assets sold for tax purposes.